Exhibit 10.2
NEENAH ENTERPRISES, INC. MANAGEMENT EQUITY INCENTIVE PLAN
NON-QUALIFIED STOCK OPTION AGREEMENT
     This Agreement (the “Agreement”) is made as of                    ,                      (the “Grant Date”) by and between Neenah Enterprises, Inc., a Delaware corporation (the “Company”), and                                          (the “Optionee”).
I GRANT OF OPTION
     1.01 Grant of Option. The Company grants to the Optionee the option to purchase any part or all of an aggregate of                      shares of Common Stock (the “Option”). This Option is granted pursuant to the terms of the Neenah Enterprises, Inc. Management Equity Incentive Plan (the “Plan”) and this Agreement. Capitalized terms used in this Agreement and not defined herein shall have the meaning given to such terms in the Plan.
     1.02 Option Price. The purchase price of the shares of Common Stock covered by the Option shall be $                     per share.
II VESTING SCHEDULE
     2.01 General. Subject to the terms and conditions set forth in this Agreement, including the accelerated vesting provisions set forth in Sections 2.02 and 2.03 below, this Option will become vested as set forth in the following table:

Number of Completed	Cumulative Percentage
Years of Service	of Optioned Shares
from Grant Date	Becoming Vested
Less than 1 Year	0%
At least 1 but less than 2	33-1/3%
At least 2 but less than 3	66-2/3%
At least 3 years	100%
     2.02 Accelerated Vesting Due to Death, Disability or Retirement. In the event the Optionee terminates employment due to death, Disability or Retirement prior to becoming 100% vested in the Option, the Optionee shall be credited with pro rata monthly vesting for each complete month of employment since the most recent anniversary of the Grant Date. For example, if the Optionee terminates employment due to Disability two years and six months after the Grant Date, the Optionee shall be 83-1/3% vested in the Option.
     2.03 Accelerated Vesting in Connection with Change of Control. In the event of a Change of Control, the following accelerated vesting rules shall apply:
          (a) If the Option is not continued, assumed, converted or replaced, the Option shall be immediately vested in full.

          (b) If the Option is continued, assumed, converted or replaced, vesting will not be accelerated unless, within 24 months following the Change of Control, the Optionee is terminated by the Company without Cause or the Optionee terminates employment for Good Reason. If the Optionee is terminated by the Company without Cause or the Optionee terminates employment for Good Reason within 24 months following the Change of Control, the Option shall be immediately vested in full.
     2.04 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below.
          (a) “Cause” shall have the meaning ascribed to it in any employment agreement in effect between the Company or any of its Subsidiaries and the Optionee as of the date of the Optionee’s termination of employment and, in the absence of any such employment agreement, “Cause” means the occurrence of one or more of the following events: (i) the Optionee’s willful and material breach of, or gross negligence or malfeasance in the performance of, the Optionee’s duties with the Company; (ii) any material insubordination by the Optionee with respect to carrying out the reasonable instructions of the Board; (iii) the conviction for, or the entering of a guilty plea or plea of nolo contendere with respect to, a felony, the equivalent thereof or other crime with respect to which imprisonment of more than one year is a possible punishment or that is expected to result in significant economic or reputational injury to the Company (such determination to be made by the Board in its reasonable judgment); (iv) the Optionee’s breach of a fiduciary obligation to the Company Group or breach of any confidentiality or non-competition obligation to the Company Group; (v) any act of moral turpitude or willful misconduct by the Optionee that (1) is intended to result in personal enrichment of the Optionee or any related person at the expense of the Company Group or (2) is reasonably expected to result in significant economic or reputational injury to the Company (such determination to be made by the Board in its reasonable judgment); provided, however, that the Optionee shall have 21 days (or such longer period as is reasonable under the circumstances) after written notice by the Company of any such event constituting “Cause” hereunder in which to cure any failure or default under subsections (i) and (ii) that is curable.
          (b) “Change of Control” means the consummation of any transaction or series of related transactions, the result of which is that: (i) any person or group (within the meaning of Rule 13d-5 of the Exchange Act), other than Tontine Capital Partners, L.P., a Delaware limited partnership (“Tontine”), together with its affiliates, shall own directly or indirectly, beneficially or of record, greater than 50% of the equity securities of the Company or Neenah Foundry Company (“Neenah”) on a fully diluted basis; (ii) substantially all of the assets of NEI and its subsidiaries taken as a whole are sold or NEI is merged or recapitalized and the stockholders of NEI do not own a majority of the voting stock of the surviving corporation, or (iii) after the first fully distributed public offering of voting stock of any member of the Company Group (1) any person or group (within the meaning of Rule 13d-5 of the Exchange Act), shall own directly or indirectly, beneficially or of record, a percentage of the issued and outstanding voting stock of the Company or Neenah on a fully diluted basis, having ordinary voting power in excess of 35% and in excess of the percentage then owned, directly or indirectly, beneficially and of record, on a fully diluted basis, by Tontine together with its affiliates, or (2) a majority of the seats on the boards of directors of the Company or Neenah (except in the case of any vacancy for 30 days or less resulting from the death or resignation of any director) is replaced during a twelve-month period by persons who were neither (x) nominated by Tontine nor (y) appointed by directors so nominated, in each case, whether as the result of the purchase, issuance or sale of securities of any member of the Company Group or any merger, consolidation, liquidation, dissolution, recapitalization or similar transaction involving any member of the Company Group.
          (c) “Disability” means the Optionee’s absence from employment with the Company which is due to his or her inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months.
          (d) “Good Reason” means termination of the Grantee’s employment following a material diminution in the Grantee’s base salary, a material diminution in Grantee’s authority, duties and responsibilities or a material change in the geographic location at which the Grantee must perform services. Grantee may not terminate for Good Reason unless he or she provides the Company Group with notice of the condition constituting the Good Reason within 90 days of the existence of the condition and the Company Group fails to remedy the condition within 30 days of such notice.
          (e) “Retirement” shall mean the Optionee’s termination of employment after age 55 and with at least ten years of service with the Company Group.
     2.05 Fractional Shares. No fractional shares shall be issuable on exercise of this Option and if the application of the percentage set forth above would result in a fractional share, the number of shares exercisable shall be rounded up to the next full share.
III OPTION EXERCISABILITY
     3.01 Termination of Option. All rights to exercise this Option shall terminate upon the earliest of:
          (a) Three (3) months after the date of the Optionee’s termination of employment from the Company and its Subsidiaries for any reason other than for Cause or due to Disability, death or Retirement;
          (b) The date the Company or one of its Subsidiaries terminates the Optionee’s employment for Cause;
          (c) Twelve (12) months after the date of termination of the Optionee’s employment from the Company and its Subsidiaries by reason of death or Disability;
          (d) Three (3) years after the Optionee terminates employment from the Company and its Subsidiaries on account of Retirement; or
          (e) Seven (7) years from the Grant Date.

     Notwithstanding the foregoing, in the event of a termination of employment within 24 months following a Change of Control, the three (3) month period in Section 3.01(a) above shall instead be twelve (12) months.
     3.02 Exercise of Option. Optionee may exercise this Option to the extent vested by giving written notice of the exercise to the Company, in care of its Secretary, specifying the number of shares to be purchased, accompanied by payment in full of the purchase price therefor, together with all amounts necessary to satisfy any and all federal, state and local tax withholding requirements arising in connection with the exercise of the Option. The purchase price may be paid in (a) in cash (including check, bank draft, money order or wire transfer of immediately available funds), (b) by delivery (either actually or by attestation) of outstanding shares of Common Stock with a Fair Market Value on the date of exercise equal to the aggregate exercise price payable with respect to the Options’ exercise, (c) by shares of Common Stock that would otherwise be issued upon exercise of the Option, (d) by means of any cashless exercise procedures approved by the Committee and as may be in effect on the date of exercise, or (e) by any combination of the foregoing.
IV OTHER PROVISIONS
     4.01 Government and Other Regulations. The obligation to sell and deliver shares of stock under the Plan shall be subject to all applicable laws, rules and regulations and the obtaining of all such approvals by governmental agencies as may be deemed necessary or desirable by the Company, including (without limitation) the satisfaction of all applicable federal, state and local tax withholding requirements. The Company shall have the power and the right to deduct or withhold, or require Optionee to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Optionee’s FICA obligation) required by law to be withheld with respect to any taxable event arising or as a result of this Option.
     4.02 No Employment Agreement Intended. This Agreement does not confer upon Optionee any right to continuation of employment in any capacity by the Company or a Subsidiary and does not constitute an employment agreement of any kind.
     4.03 Successors. This Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company.
     4.04 Construction. This Agreement shall be administered, interpreted and enforced under the laws of the state of Delaware, without regard to conflicts of laws provisions that would give effect to the laws of another jurisdiction.

     IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto as of the day, month and year first set forth above.

THE COMPANY: NEENAH ENTERPRISES, INC.

By: Print Name: Title:

OPTIONEE:

Signature:
Print Name:

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